Exhibit 10.3

Execution Version

STREAM TERMINATION AGREEMENT

HECLA MINING COMPANY

and

WHEATON PRECIOUS METALS CORP.

July 4, 2022

STREAM TERMINATION AGREEMENT

THIS AGREEMENT made as of July 4, 2022

B E T W E E N:

HECLA MINING COMPANY, a corporation incorporated under the laws of the State of Delaware (“Hecla”)

- and -

WHEATON PRECIOUS METALS CORP., a corporation existing under the laws of the Province of Ontario (“Wheaton”)

WHEREAS:

A.

Wheaton is a party to that amended and restated silver purchase agreement dated August 5, 2020 (the “Stream Agreement”) among Wheaton, Elsa Reclamation & Development Company (“ERDC”), Alexco Keno Hill Mining Corp. (“AKHM”) and Alexco Resource Corp. (“Alexco”);

B.

Hecla and Alexco have entered into an arrangement agreement dated the date hereof (the “Arrangement Agreement”) pursuant to which Hecla will acquire all of the outstanding equity securities of Alexco in accordance with a plan of arrangement (the “Arrangement”) under the Business Corporations Act (British Columbia);

C.

Concurrently with the execution of the Arrangement Agreement, Hecla and Alexco entered into a secured loan agreement providing for a US$30 million aggregate principal amount secured loan made by Hecla to Alexco (the “Hecla Secured Loan”);

D.	Wheaton and Hecla have executed a voting support agreement in respect of the Arrangement (the “Voting Support Agreement”); and

E.	Wheaton and Hecla wish to terminate the Stream Agreement effective immediately following the consummation of the Arrangement on the terms and conditions as are more particularly set forth herein.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

“Accession Agreement” means the accession agreement dated October 2, 2017, among Wheaton, ERDC, AKHM, Alexco and Banyan Gold Corp., as amended;

“Accession Agreement Termination Agreement” means a termination agreement, to be signed at Closing by Wheaton, ERDC, AKHM, Alexco and Banyan Gold Corp., pursuant to which the Accession Agreement shall be terminated;

“Act” has the meaning set forth in Section 3.1.1(k);

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly controls or is controlled by or is under common control with that specified Person;

“Agreement” means this stream termination agreement and the Schedules attached to this Agreement and all amendments, restatements or replacements to this Agreement made by written agreement between the Parties;

“AKHM” has the meaning set out in the recitals, above;

“Alexco” has the meaning set out in the recitals, above;

“Applicable Laws” or “Law(s)” means in respect of any Person, property, transaction or event, all laws, statutes, treaties, regulations, judgments, notices, approvals, orders and decrees applicable to that Person, property, transaction or event, and, in each case to the extent legally enforceable by or on behalf of a Governmental Body or purporting to have authority over that Person, property, transaction or event;

“Arrangement” has the meaning set out in the recitals, above;

“Arrangement Agreement” has the meaning set out in the recitals, above;

“Business Day” means a day that is not a Saturday, Sunday or any other day which is a statutory holiday or a bank holiday in Vancouver, British Columbia or Coeur d’Alene, Idaho;

“Claim” means any claim of any nature whatsoever, including any demand, liability, obligation, debt, cause of action, suit, proceeding, judgment, award, assessment, reassessment or notice of determination of loss;

“Closing” means the completion of the Transaction in accordance with Section 2.2;

“Closing Date” means the date upon which Closing occurs, being the date upon which the Arrangement becomes effective, or such other date as may be agreed upon in writing by the Parties;

“Closing Document” means any document delivered at or subsequent to Closing as provided in or pursuant to this Agreement;

“Common Shares” means common shares in the capital of Hecla;

“Consideration Shares” has the meaning set forth in Section 2.1.1;

“Contract” means any written agreement, arrangement or commitment;

“ERDC” has the meaning set out in the recitals, above;

“Governmental Body” means any national, state, regional, provincial, municipal or local government, governmental department, commission, board, bureau, agency, authority or instrumentality, or any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any of the foregoing entities, including all tribunals, commissions, boards, bureaus, arbitrators and arbitration panels, and any authority or other Person controlled by any of the foregoing;

“Hecla” has the meaning set out in the recitals, above;

“Hecla Limited Security” has the meaning ascribed to that term in Section 2.3.1;

“Hecla Preferred Stock” has the meaning ascribed to that term in Section 4.1.1(f);

“Hecla Secured Loan” has the meaning set out in the recitals, above;

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976;

“Indemnified Party” or “Indemnifying Party” has the meaning ascribed to that term in Section 5.3.1;

“knowledge” means with respect to Wheaton, the knowledge of its Chief Executive Officer and Chief Financial Officer, and with respect to Hecla, the knowledge of its Chief Executive Officer and Chief Financial Officer, after due inquiry (and each such individual will be deemed to have “knowledge” of a particular fact or other matter if: (i) that individual is actually aware of that fact or matter; (ii) that fact or matter has been received or comes to the attention of that individual under circumstances in which a reasonable person would take cognizance of it; or (iii) that fact or matter would have been received or come to the attention of that individual had he or she made due inquiry, and for greater certainty, where a representation or warranty refers to the knowledge of more than one Party, each such Party is giving such representation and warranty to its own knowledge only and knowledge of one such Party shall not be imputed to any other such Party;

“Lien” means with respect to any property or asset, any security interest, mortgage, pledge, prohibition, injunction, restriction, lien, charge, assignment, option, claim, royalty, stream, offtake or similar right, promise to contract, compromise or other encumbrance or interest of any kind, upon any such property or asset, or upon the income revenue or profits therefrom, including any acquisition of or option to acquire any interest in any property or asset (whether real, personal, tangible or intangible) upon conditional sale or other title retention agreement, device or arrangement (including any capital lease);

“Loss” or “Losses” means any loss, liability, damage, cost or expense suffered or incurred, including the costs and expenses of any assessment, judgment, settlement or compromise relating thereto, but excluding lost profits or consequential damages;

“Mining Properties” has the meaning ascribed to that term in the Stream Agreement;

“Order” means any order, judgment, injunction, decree, stipulation, determination, award, decision or writ of any court, tribunal, arbitrator or Governmental Body or other Person;

“Outside Date” means November 4, 2022, or such later date as may be agreed to in writing by the Parties.

“Parties” means the parties to this Agreement and “Party” means any one of them;

“Person” means an individual, a partnership, a corporation, a Governmental Body, a trustee, any unincorporated organization and the heirs, executors, administrators or other legal representatives of an individual and words importing “Person” have similar meaning;

“Securities Laws” means all applicable U.S. and Canadian securities laws, rules and regulations and published policies thereunder as now in effect and as they may be promulgated or amended from time to time;

“Stream Agreement” has the meaning set out in the recitals, above;

“Termination, Release and Discharge Letter” means the termination, release and discharge letter agreement to be signed at Closing by Hecla, Wheaton, ERDC, AKHM and Alexco, in the form appended as Schedule “A” hereto;

“Third Party” means any Person other than a Party or an Affiliate of a Party;

“Third Party Claim” means any Claim asserted by a Third Party against an Indemnified Party;

“Time of Closing” means the time on the Closing Date immediately following the time at which the Arrangement becomes effective, or such earlier or later time that may be agreed to by the Parties;

“Transaction” means the termination of the Stream Agreement pursuant to the terms of this Agreement;

“TSX” means the Toronto Stock Exchange;

“Voting Support Agreement” has the meaning set out in the recitals, above;

“Wheaton” has the meaning set out in the recitals, above; and

“Wheaton Security Agreements” has the meaning ascribed to that term in the Stream Agreement.

1.2	Headings

The division of this Agreement into Articles and Sections and the insertion headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “hereof, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections and Schedules are to Articles and Sections of and Schedules to this Agreement.

1.3	Extended Meanings

In this Agreement, words importing the singular number only include the plural and vice versa, words importing any gender include all genders. The term “includes” or “including” means “including, but not limited to”. A reference to any entity includes any successor to that entity.

1.4	Statutory References

In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulations made thereunder.

1.5	Currency

Unless otherwise indicated, all references to currency herein are to the lawful money of the United States of America.

1.6	Consent

Whenever a provision of this Agreement requires an approval or consent and such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

1.7	Performance on Holidays

If any action is required to be taken pursuant to this Agreement on or by a specified date which is not a Business Day, then such action will be valid if taken on or by the next Business Day.

1.8	Calculation of Time

In this Agreement, a period of days will be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Vancouver time) on the last day of the period. If, however, the last day of the period does not fall on a Business Day, the period will terminate at 5:00 p.m. (Vancouver time) on the next Business Day.

1.9	Schedules

The following are the Schedules annexed hereto and incorporated by reference and deemed to be part hereof:

Schedule “A” – Form of Termination, Release and Discharge Letter

Capitalized terms used but not otherwise defined in the Schedules have the meanings given to them in this Agreement.

ARTICLE 2

STREAM TERMINATION

2.1	Consideration for Stream Termination

2.1.1

Wheaton hereby agrees to terminate the Stream Agreement at Closing in accordance with section 23(n) of the Stream Agreement in consideration for such number of Common Shares (the “Consideration Shares”) as is determined by dividing US$135 million by the five-day volume weighted average trading price of the Common Shares on the NYSE for the period ended on the first Business Day prior to the Closing Date.

2.1.2	Wheaton acknowledges and agrees that the Consideration Shares will be restricted from resale under the Act for a period of six months from the Closing Date.

2.1.3	Wheaton agrees to surrender for cancellation the 2,000,000 Alexco common share purchase warrants represented by warrant certificate W-2020-08-001 (the “Warrant Certificate”) at Closing.

2.2	Closing Deliveries and Procedures

2.2.1 The Closing will be an electronic virtual closing unless otherwise agreed upon by the Parties.

2.2.2	At the Closing, Wheaton shall deliver to Hecla the following Closing Documents, each in form and substance satisfactory to Hecla, acting reasonably:

(a)	the Termination, Release and Discharge Letter, duly executed by Wheaton;

(b)	discharges of the Liens contemplated by the Wheaton Security Agreements as contemplated by the Termination, Release and Discharge Letter;

(c)	the Accession Agreement Termination Agreement, duly executed by Wheaton;

(d)	the Warrant Certificate; and

(e)

a certificate signed by an executive officer of Wheaton dated as of the Closing Date, in form and substance satisfactory to Hecla, acting reasonably, confirming that: (a) Wheaton has performed and complied in all material respects with all covenants and obligations in this Agreement to be complied with and performed by Wheaton at or before Closing; and (b) all representations and warranties of Wheaton in this Agreement are true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of that date (provided that if there is a change in respect of any such representations or warranties but the change reflects an act or circumstance permitted by this Agreement then such certificate may disclose such change(s) and such certificate will satisfy this delivery requirement).

2.2.3	At the Closing, Hecla shall deliver to Wheaton the following Closing Documents, each in form and substance satisfactory to Wheaton, acting reasonably:

(a)	a share certificate or DRS advice representing the Consideration Shares registered as directed in writing by Wheaton not less than three (3) Business Days prior to the Closing Date;

(b)	the Termination, Release and Discharge Letter, duly executed by Hecla, Alexco, ERDC and AKHM;

(c)	the Accession Agreement Termination Agreement, duly executed by Alexco, ERDC, AKHM and Banyan Gold Corp.; and

(d)

a certificate signed by an executive officer of Hecla dated as of the Closing Date, in form and substance satisfactory to Wheaton, acting reasonably, confirming that: (a) Hecla has performed and complied in all material respects with all covenants and obligations in this Agreement to be complied with and performed by Hecla at or before Closing; and (b) all representations and warranties of Hecla in this Agreement are true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of that date.

2.3	Consent and Subordination of Security

2.3.1

By executing this Agreement, Wheaton hereby irrevocably (a) consents to Hecla’s registration of security registrations over all present and after-acquired personal property comprising the Project Assets (as defined in the Stream Agreement) to secure the Hecla Secured Loan (the “Hecla Limited Security”), (b) consents to the grant of the Hecla Limited Security by Alexco and (c) waives ERDC and AKHM’s obligations under Section 16 of the Stream Agreement to obtain and preserve the first priority ranking of security interests granted in favour of Wheaton on the Project Assets in relation to the grant of the Hecla Limited Security. Wheaton will provide notice of such consents and waiver to Alexco, AKHM and ERDC following the execution of this Agreement.

2.3.2

Wheaton hereby agrees with Hecla and declares that notwithstanding any prior execution, delivery or registration of Wheaton’s security interest in all present and after-acquired personal property comprising the Project Assets created by the Wheaton Security Agreements, such security constituted by the Wheaton Security Agreements secured thereby shall be and is hereby postponed to, and shall rank subsequent and subordinate to, the Hecla Limited Security and the Hecla Secured Loan secured thereby.

2.3.3	The priority of Hecla set out in Section 2.3.2 and all other rights established, altered or specified herein shall:

(a)

be applicable irrespective of the time or order of creation, execution, delivery, attachment or perfection thereof, the method of perfecting, the time or order of registration of filing financing statements or taking possession, records of mortgages or other instruments, assignments or agreements, the giving of or failure to give notice of the acquiring of any Lien or security interest or the date or dates of any loan or advance or advances by Wheaton, the date or dates of any default by Alexco, AKHM or ERDC under the Stream Agreement or the Wheaton Security Agreements or the taking of any enforcement proceedings including possession with respect to such security; and

(b)

extend to all proceeds in any form derived, arising or resulting from any realization of Wheaton’s security interest in all present and after-acquired personal property comprising the Project Assets, including all proceeds of insurance policies covering assets of the Alexco, AKHM or ERDC subject to such security interests.

2.3.4	Hecla undertakes that:

(a)

it will not support or vote in favour of any plan, arrangement, liquidation, reorganization, proposal, compromise or similar arrangement pursuant to or relating to any proceeding arising from an Insolvency Event (as such term is defined in the Stream Agreement) directly or indirectly that involves the Project Assets (an “Insolvency Plan”) that involves: (x) a disposition or transfer of all or any material part of the Project Assets or the shares or other securities of the direct or indirect owners of the Project Assets (the “Project Entities”) to a transferee and/or (y) a restricting or rearrangement of some or all of the obligations of the Project Entities where all or any material part of the Project Assets continue to be the property of the Project Entities, unless such Insolvency Plan:

(i)

requires that any such transferee agrees in writing in favour of Wheaton to be bound by and subject to the terms of the Stream Agreement, to the extent that it takes possession of all or any material part of the Project Assets or the shares or other securities of any of the Project Entities; or

(ii)

where all or any material part of the Project Assets continue to be the property of any of the Project Entities, preserves the material rights of Wheaton under the Stream Agreement, including by way of the survival of the Stream Agreement, provided that if Hecla proposes to acquire any of the Project Entities or the Project Assets as part of such Insolvency Plan, Wheaton will agree to terminate the Stream Agreement upon the effective date of such Insolvency Plan in consideration for US$135 million worth of Common Shares (based on a five-day volume weighted average trading price of the Common Shares on the NYSE for the period ended on the first Business Day prior to such effective date); and

(b)

it will use its rights as a creditor to create, support and vote in favour of any Insolvency Plan that meets (or exceeds from the perspective of Wheaton, acting reasonably) the conditions set out in (a) above.

2.4	Conditions to Closing

2.4.1	Hecla shall complete the Closing only if each of the following conditions precedent has been satisfied in full or waived in writing by Hecla at or before the Time of Closing:

(a)

subject to the exception contemplated in Section 2.2.2(e), the representations and warranties of Wheaton contained in this Agreement are true and correct in all material respects as at Closing with the same effect as though such representations and warranties had been made as of the Closing;

(b)	all of the covenants and obligations of Wheaton to be performed or observed on or before the Closing pursuant to this Agreement have been duly performed or observed in all material respects;

(c)

there shall not be ongoing any litigation or proceeding against Wheaton, brought by any Governmental Body or any other Person that seeks to restrain, materially modify or invalidate the Transaction and no Order that would prohibit, materially modify or restrain the Transaction shall be in effect;

(d)	all necessary filings pursuant to the HSR Act shall have been made and all applicable waiting periods thereunder shall have expired or been terminated;

(e)	Hecla shall have received Wheaton’s Closing Documents described herein, in form and substance satisfactory to Hecla, acting reasonably;

(f)	Hecla shall have received the conditional approval of the NYSE for the listing of the Consideration Shares; and

(g)	the Arrangement shall have been consummated in accordance with the terms of the Arrangement Agreement.

2.4.2	Each of the foregoing conditions precedent is for the exclusive benefit of Hecla, and Hecla may waive any of them in whole or in part in writing.

2.4.3	Wheaton shall complete the Closing only if each of the following conditions precedent has been satisfied in full or waived in writing by Wheaton at or before the Time of Closing:

(a)

the representations and warranties of Hecla contained in this Agreement and given for the benefit of Wheaton are true and correct in all material respects as at Closing with the same effect as though such representations and warranties had been made as of the Closing;

(b)

all of the covenants and obligations of Hecla to be performed or observed on or before the Closing for the benefit of Wheaton pursuant to this Agreement have been duly performed or observed in all material respects;

(c)

there shall not be ongoing any litigation or proceeding against Hecla, brought by any Governmental Body or any other Person that seeks to restrain, materially modify or invalidate the Transaction and no Order that would prohibit, materially modify or restrain the Transaction shall be in effect;

(d)	all necessary filings pursuant to the HSR Act shall have been made and all applicable waiting periods thereunder shall have expired or been terminated; and

(e)	Wheaton shall have received Hecla’s Closing Documents described herein, in form and substance satisfactory to Wheaton, acting reasonably.

2.4.4	Each of the foregoing conditions precedent is for the exclusive benefit of Wheaton, and only Wheaton may waive any of them in whole or in part in writing.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF WHEATON

3.1	Representations and Warranties of Wheaton

3.1.1

Wheaton hereby represents and warrants to Hecla as follows and acknowledges that Hecla is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)

Wheaton validly exists as a company in good standing under the laws of the Province of Ontario, and is duly qualified, authorized or licensed in all jurisdictions where the nature or character of the Stream Agreement requires it to be so qualified, authorized or licensed in accordance with Applicable Laws.

(b)	Wheaton has all necessary corporate power and capacity to execute and deliver, and to observe and perform its covenants and obligations under, this Agreement and the Closing Documents to which it will be or is a party. Wheaton has taken all corporate action necessary to authorize the execution and delivery, and the observance and performance of its covenants and obligations under, this Agreement and the Closing Documents to which it will be a party.

(c)

The Stream Agreement and this Agreement have been, and each Closing Document to which Wheaton will be or is a party, when executed and delivered, will be duly executed and delivered by Wheaton, and the Stream Agreement and this Agreement constitute, and each Closing Document to which Wheaton will be a party, when executed and delivered, will constitute, a legal, valid and binding obligation of Wheaton enforceable against Wheaton in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.

(d)

The execution and delivery of, or the observance and performance by Wheaton of, any covenant, condition or obligation under this Agreement or any Closing Document to which it will be a party does not and will not contravene or result in a material violation of or a breach or default under (with or without the giving of notice or lapse of time, or both), or in the acceleration of any obligation under:

(i)	the articles, by-laws, directors’ or shareholders’ resolutions of Wheaton; or

(ii)

the provisions of any material Contract, mortgage, security document, obligation, licence, permit or instrument to which Wheaton is a party, or by which Wheaton is bound or affected, and which could reasonably be expected to adversely impact the performance of Wheaton’s obligations under this Agreement or any Closing Document.

(e)

No Person other than Hecla has any oral or written agreement, option, right, privilege or any other right capable of becoming any of the foregoing (whether legal, equitable, contractual or otherwise) in respect of Wheaton’s interest in the Stream Agreement.

(f)

There is no outstanding, pending, or, to the knowledge of Wheaton, threatened, court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal), arbitration or other dispute settlement procedure, investigation, audit, assessment, inquiry, request for information, warrant, charge, suit or claim by any party to the Stream Agreement or the Wheaton Security Agreements, or any similar matter or proceeding by any such party (collectively, “Proceedings”), in respect of the Stream Agreement.

(g)	There are no Liens or other restrictions encumbering Wheaton’s interest in the Stream Agreement.

(h)	The Wheaton Security Agreements represent all of Wheaton’s and its Affiliates’ Liens in respect of the Mining Properties, Alexco, AKHM and ERDC.

(i)	Wheaton is an “accredited investor”, as such term is defined in National Instrument 45-106 – Prospectus Exemptions.

(j)	Wheaton acknowledges that the certificates representing the Consideration Shares will bear legends reflecting the resale restrictions contemplated by this Agreement.

(k)

The Consideration Shares are being acquired for investment for Wheaton’s account, not by Wheaton as a nominee or agent, and not by Wheaton with a view to the public resale or distribution within the meaning of the U.S. Securities Act of 1933, as amended (the “Act”).

(l)

Wheaton has made its investment decision with respect to the acquisition of the Consideration Shares solely based upon its review of the Hecla Information Record (as defined in Section 4.1.1(h) of this Agreement).

(m)

Wheaton understands that the acquisition of the Consideration Shares involves substantial risk. Wheaton acknowledges that it can bear the economic risk of Wheaton’s investment in the Consideration Shares for an indefinite period of time, and has such knowledge and experience in financial and business matters that Wheaton is capable of evaluating the merits and risks of its investment in the Consideration Shares.

(n)	Wheaton is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

(o)

Wheaton understands that the Consideration Shares have not been registered under the Act or registered or qualified under the securities laws of any state, and are issued in reliance upon specific exemptions therefrom, which exemptions depend upon, among other things, the bona fide nature of Wheaton’s investment intent as expressed herein. Wheaton understands that Hecla is under no obligation to so register or qualify the Consideration Shares. Wheaton understands that the Consideration Shares are “restricted securities” under applicable federal and state securities laws and are subject to the resale restrictions contemplated by this Agreement.

3.2	Survival of the Representations, Warranties and Covenants

3.2.1

The representations and warranties of Wheaton set forth in this Agreement shall survive the Closing and shall continue for the benefit of Hecla for one year from the Closing Date notwithstanding the occurrence of the Closing and any inspections or inquiries made by or on behalf of Hecla.

3.2.2

For greater certainty, the expiry of the survival period applicable to a representation or warranty shall be without prejudice to any Claim for indemnification based on any inaccuracy or misrepresentation in such representation or warranty made prior to such expiry pursuant to this Agreement.

3.2.3

The covenants of Wheaton set out in this Agreement that have not been fully performed at or prior to the Time of Closing shall survive the Closing and, notwithstanding the occurrence of the Closing, shall continue in full force and effect for the benefit of Hecla in accordance with the terms thereof.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF HECLA

4.1	Representations and Warranties of Hecla

4.1.1

Hecla hereby represents and warrants to Wheaton as follows and acknowledges that Wheaton is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)

Hecla validly exists as a company in good standing under the laws of Delaware, and is duly qualified, authorized or licensed in all jurisdictions where its business requires it to be so qualified, authorized or licensed in accordance with Applicable Laws.

(b)

Hecla has all necessary corporate power and capacity to execute and deliver, and to observe and perform its covenants and obligations under, this Agreement and the Closing Documents to which it will be or is a party. Hecla has taken all action, including corporate action, necessary to authorize the execution and delivery, and the observance and performance of its covenants and obligations under, this Agreement and the Closing Documents to which it will be a party.

(c)

The Arrangement Agreement and this Agreement have been, and each Closing Document to which Hecla will be or is a party, when executed and delivered, will be duly executed and delivered by Hecla, and the Arrangement Agreement and this Agreement constitute, and each Closing Document to which Hecla will be a party, when executed and delivered, will constitute, a legal, valid and binding obligation of Hecla enforceable against Hecla in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.

(d)

The execution and delivery of, or the observance and performance by Hecla of, any covenant, condition or obligation under this Agreement or any Closing Document to which it will be a party does not and will not contravene or result in a material violation of or a breach or default under (with or without the giving of notice or lapse of time, or both), or in the acceleration of any obligation under:

(i)	the constating documents, directors’ or shareholders’ resolutions of Hecla; or

(ii)

the provisions of any material Contract, mortgage, security document, obligation, licence, permit or instrument to which Hecla or any of its Affiliates is a party, or by which Hecla or any of its Affiliates is bound or affected.

(e)

There are no suits, claims, actions or Proceedings pending or, to the knowledge of Hecla threatened, against Hecla seeking to prevent the transactions contemplated by the Arrangement Agreement or this Agreement.

(f)

The authorized share capital of Hecla consists of 750,000,000 Common Shares, par value of $0.25 per Common Share and 5,000,000 shares of “Preferred Stock”, par value of $0.25 per share (the “Hecla Preferred Stock”). As of the close of business on the Business Day prior to the date of this Agreement, there are issued and outstanding 541,307,978 Common Shares and 157,816 shares of Series B Cumulative Convertible Hecla Preferred Stock which are convertible into Common Shares in accordance with their terms.

(g)	The Consideration Shares to be issued and delivered by Hecla will, when delivered to Wheaton, by Hecla, be duly authorized and validly issued as fully paid and non-assessable Common Shares.

(h)

Hecla has publicly filed on EDGAR true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it under applicable Securities Laws (each such form, report, schedule, statement, management’s discussion and analysis, annual information form and other document, including any financial statements or other document, including any schedules included therein, is referred to collectively as the “Hecla Information Record”). Each document in the Hecla Information Record, at the time filed, (i) did not contain any Misrepresentation, and (ii) complied in all material respects with the requirements of applicable Securities Laws. Hecla has not filed any confidential material change report with applicable securities regulators that at the date hereof remains confidential. As used above, “Misrepresentation” means (i) an untrue statement of a material fact or (ii) an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(i)

The financial statements contained in the Hecla Information Record (i) were, in all material respects, prepared in accordance with U.S. GAAP applied on a consistent basis throughout the period indicated and on a basis consistent with prior periods; and (ii) fairly and accurately presented, in all materials respects, the consolidated financial position, assets and liabilities of Hecla as at the date specified therein, and fairly and accurately presented, in all material respects, the results of operations for the period covered by the statements of income, comprehensive income (loss), shareholders’ equity and cash flows for the year then ended.

(j)

No securities commission or other similar regulatory authority has issued an order preventing or suspending trading in any securities of Hecla and there is currently no reasonable basis for such order.

(k)	The Consideration Shares will be freely tradable and not subject to any statutory hold period or other restriction on transfer, other than a six-month hold period from the Closing Date.

4.2	Survival of the Representations and Warranties

4.2.1

The representations and warranties of Hecla set forth in this Agreement shall survive the Closing and shall continue for a period of one year from the Closing Date for the benefit of Wheaton, as applicable, notwithstanding the occurrence of the Closing and any inspections or inquiries made by or on behalf of Wheaton.

4.2.2

For greater certainty, the expiry of the survival period applicable to a representation or warranty shall be without prejudice to any Claim for indemnification based on any inaccuracy or misrepresentation in such representation or warranty made prior to such expiry pursuant to this Agreement.

4.2.3

The covenants of Wheaton set out in this Agreement that have not been fully performed at or prior to the Time of Closing shall survive the Closing and, notwithstanding the occurrence of the Closing, shall continue in full force and effect for the benefit of Hecla in accordance with the terms thereof.

ARTICLE 5

INDEMNIFICATION

5.1	Indemnity by Wheaton

Wheaton shall indemnify and save harmless Hecla from and against all Losses directly or indirectly suffered by it (but, for greater certainty, not lost profits or consequential damages) resulting from: (i) any breach of any covenant of Wheaton contained in this Agreement; and (ii) any inaccuracy or misrepresentation in any representation or warranty set forth herein.

5.2	Indemnity by Hecla

5.2.1

Hecla shall indemnify and save harmless Wheaton from and against all Losses directly or indirectly suffered by it (but, for greater certainty, not lost profits or consequential damages) resulting from: (i) any breach of any covenant of Hecla contained in this Agreement; and (ii) any inaccuracy or misrepresentation in any representation or warranty set forth herein.

5.3	Notice of and Defence of Third Party Claims

5.3.1

Any Person providing indemnification pursuant to the provisions of this Article 5 is referred to herein as an “Indemnifying Party”, and any Person entitled to be indemnified pursuant to the provisions of this Article 5 is referred to herein as an “Indemnified Party”.

5.3.2

If an Indemnified Party receives written notice of the commencement or assertion of any Third Party Claim in respect of which the Indemnified Party believes the Indemnifying Party has liability under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof. To the extent reasonable and practical given the information readily available to the Indemnified Party, such notice to the Indemnifying Party shall describe the Third Party Claim in reasonable detail and shall indicate (without prejudice to the Indemnified Party’s rights) the estimated amount of the Loss that has been or may be sustained by the Indemnified Party in respect thereof, provided that the failure to give such notice within such time period shall not reduce the Indemnified Party’s rights hereunder, except to the extent of any actual prejudice suffered as a result of such failure due to the loss of substantive defences.

5.3.3

The Indemnifying Party shall have the right, by giving notice to that effect to the Indemnified Party not later than thirty (30) days after receipt of such notice of such Third Party Claim and subject to the rights of any insurer or other Third Party having potential liability therefor, to elect to assume the defence of any Third Party Claim at the Indemnifying Party’s own expense and by the Indemnifying Party’s own counsel, provided that the Indemnifying Party shall not be entitled to assume the defence of any Third Party Claim: (i) alleging any criminal or quasi-criminal wrongdoing (including fraud), (ii) which impugns the reputation of the Indemnified Party or (iii) where the Third Party making the Third Party Claim is a Governmental Body.

5.3.4

Prior to settling or compromising any Third Party Claim in respect of which the Indemnifying Party has the right to assume the defence, the Indemnifying Party shall obtain the consent of the Indemnified Party regarding such settlement or compromise, such consent not to be unreasonably withheld or delayed. In addition, the Indemnified Party shall be entitled to participate in (but not control) the defence of any Third Party Claim (and in so doing may retain its own counsel) at its own expense.

5.3.5

With respect to any Third Party Claim in respect of which the Indemnified Party has given notice to the Indemnifying Party pursuant to this Section 5.3.5 and in respect of which the Indemnifying Party is not entitled to assume the defence or has not elected to do so, the Indemnifying Party may participate in (but not control) such defence assisted by counsel of its own choosing at the Indemnifying Party’s sole cost and expense.

5.3.6

At their own cost and expense, the Indemnifying Party and Indemnified Party shall use all reasonable efforts to make available to the Party which is undertaking and controlling the defence of any Third Party Claim:

(a)	those employees whose assistance, testimony or presence is necessary to assist such Party in evaluating and in defending any Third Party Claim; and

(b)	all documents, records and other materials in the possession of such Party reasonably required by such Party for its use in defending any Third Party Claim,

and shall otherwise co-operate with the Party defending such Third Party Claim.

5.3.7

If the Indemnifying Party elects to assume the defence of any Third Party Claim as provided in Section 5.3.3 and fails to take reasonable steps necessary to defend diligently such Third Party Claim within 30 days after receiving notice from the Indemnified Party that the Indemnified Party believes on reasonable grounds that the Indemnifying Party has failed to take such steps, the Indemnified Party may, at its option, elect to assume the defence of and to compromise or settle the Third Party Claim assisted by counsel of its own choosing and the Indemnifying Party shall be liable for all reasonable costs and expenses paid or incurred in connection therewith.

5.3.8

Upon making a payment in full of any Loss, the Indemnifying Party shall, subject to the rights of any insurers and to the extent of such Loss, be subrogated to all rights of the Indemnified Party against any third party in respect of the Loss to which the Loss relates.

5.4	No Duplication; Indemnification Limit

Notwithstanding anything in this Agreement:

(a)

any amounts payable pursuant to the indemnification obligations under this Article 5 shall be paid without duplication, and in no event shall any Party be indemnified under different provisions of this Agreement for the same Losses; and

(b)	the aggregate amount of Losses payable by an Indemnifying Party shall be limited to US$135 million.

ARTICLE 6

COVENANTS

6.1	Notice of Breach

6.1.1

Each Party agrees to give prompt notice to the other of the occurrence, or failure to occur, at any time from the date of this Agreement, until the earlier to occur of the termination of this Agreement and the Closing of any event or state of facts which occurrence or failure would, or would be likely to:

(a)	cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate in any respect on the date of this Agreement, or at the Closing;

(b)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any Party hereunder prior to the Closing; or

(c)	result in the failure to satisfy any of the conditions precedent in favour of the other Party contained in Section 2.4, as the case may be.

6.2	Competing Transaction

6.2.1

Nothing in this Agreement will prevent or restrict Wheaton or any of its Affiliates from responding to any offer made by a Third Party after the date of this Agreement for the acquisition of Wheaton’s interests related to the Stream Agreement or for the termination of the Stream Agreement or, in the event such offer is one that Wheaton may be prepared to accept, to engage in discussions or negotiations with such Third Party on a potential Contract, provided that Wheaton shall not enter into a Contract with such Third Party prior to the termination of this Agreement in accordance with its terms or unless permitted by Section 6.4.3.

6.3	Stream Agreement

6.3.1

Unless permitted by Section 6.4.3, Wheaton agrees that until the earlier of the Closing or the termination of this Agreement in accordance with Article 7, it shall not modify or amend, in any material respect, transfer or terminate the Stream Agreement.

6.4	Actions to Complete Transaction

6.4.1

Each Party agrees to take all such reasonable action as is within its power to control, and shall use reasonable commercial efforts to cause other actions to be taken which are not within its power to control, with a view to achieving compliance with all conditions set forth in Section 2.4 which are for the benefit of the other Party (Hecla hereby acknowledging that Wheaton shall have no obligations under this section in respect of the condition in Section 2.4.1(g), except as provided in the Voting Support Agreement). The Parties will cooperate in providing such assistance as may be reasonably required in connection with the foregoing.

6.4.2

The Parties agree to use reasonable commercial efforts to prepare and make, as promptly as practicable but in no event later than ten (10) Business Days after the date hereof, all necessary filings and notifications with respect to the transaction contemplated by this Agreement pursuant to the HSR Act, supply all information requested by Governmental Bodies in connection with the HSR Act notification and will consider in good faith the views of the other Party in responding to any such request. Hecla and Wheaton shall each pay 50% of all filing and other similar fees payable in connection with any filings or submissions under the HSR Act.

6.4.3

Notwithstanding any other provisions of this Agreement, Hecla acknowledges and agrees that Wheaton is permitted to take any steps it deems advisable to protect its legal and financial interests if there occurs an Insolvency Event (as such term is defined in the Stream Agreement) of the direct or indirect owner of the Project Assets.

ARTICLE 7

TERMINATION

7.1	Termination Events.

7.1.1	This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a)	at any time, by the mutual written agreement of Hecla and Wheaton;

(b)

by either Hecla or Wheaton at any time prior to Closing, if the other is in material breach or default of its respective covenants, agreements, or other obligations in this Agreement or if any of its representations or warranties in this Agreement are not true and accurate in all material respects when made or when otherwise required by this Agreement to be true and accurate, and such breach, default or inaccuracy has not been cured within ten (10) Business Days following written notice thereof given by the terminating party;

(c)	by either Hecla or Wheaton upon written notice to the other, if the Closing has not occurred on or before the Outside Date; or

(d)	by either Hecla or Wheaton if the Arrangement Agreement is terminated in accordance with its terms.

7.2	Effect of Termination.

7.2.1	If this Agreement shall be terminated pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate, except for the obligations in Article 8.

ARTICLE 8

GENERAL

8.1	Further Assurances

Each of the Parties shall, from time to time, execute and deliver all such further documents and instruments and do all acts and things as any other Party may, either before or after the Closing Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

8.2	Time of the Essence

Time shall be of the essence of this Agreement.

8.3	Fees and Expenses

Except as otherwise set out in this Agreement, any costs and expenses arising from the transactions contemplated by this Transaction shall be borne by the party who incurred such costs and expenses.

8.4	Benefit of the Agreement

This Agreement shall enure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

8.5	Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the Parties with respect hereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties other than as expressly set forth in this Agreement.

8.6	Confidentiality and Public Disclosure

8.6.1

This Agreement, all of the Closing Documents, and the contents of this Agreement and all Closing Documents shall be maintained in confidence by the Parties and not disclosed to any other Person (except as may be required by Securities Laws, the TSX and NYSE rules or requirements) without the prior written approval of the other Parties, which shall not be unreasonably withheld.

8.6.2

Immediately upon one Party determining that they may be required to disclose this Agreement, any of the Closing documents, or the contents of this Agreement or any of the Closing Documents, such Party must provide the other Parties with notice of such required disclosure.

8.6.3

The content of any public disclosure (including without limitation, any SEDAR filings of this Agreement and any press release) respecting this Agreement or the Transaction shall be approved by all of the Parties prior to the making of any public disclosure, which approval shall not be unreasonably withheld, provided that, where there are certain content requirements imposed by Securities Laws, the TSX or the NYSE, such content requirements must be fulfilled.

8.7	Amendments and Waiver

No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by the Parties and no waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived.

8.8	Assignment

This Agreement may not be assigned by a Party without the written consent of the other Party, except to an Affiliate of the assigning Party, provided that such Affiliate enters into a written agreement with the other Party to be bound by the provisions of this Agreement in all respects and to the same extent as the assigning Party is bound and provided that the assigning Party shall continue to be bound by all the obligations hereunder as if such assignment had not occurred and perform such obligations to the extent that such Affiliate fails to do so.

8.9	Severability

Each of the provisions contained in this Agreement is distinct and severable from the remainder of the Agreement and any determination of illegality, invalidity or unenforceability of any provision or part hereof by a court of competent jurisdiction shall not affect the validity of enforceability of any other provision or part hereof, unless, as a result of such determination, this Agreement would fail in its essential purposes.

8.10	Notices

Any notice, demand, consent or other communication (“Notice”) given or made under this Agreement:

(a)	must be in writing and signed by a person duly authorised by the sender;

(b)	must be delivered to the intended recipient by email, hand or by courier to the address below or the address last notified by the intended recipient to the sender:

(i)	to Wheaton:

Wheaton Precious Metals Corp.

Suite 3500 – 1021 West Hastings St.

Vancouver, British Columbia

V6E 0C3

Attention: Curt Bernardi

Email: curt.bernardi@wheatonpm.com

With copies, which shall not constitute notice, to:

McCarthy Tétrault LLP

2400, 745 Thurlow Street

Vancouver, British Columbia V6E 0C5

Attention:         Roger Taplin

Email:               rtaplin@mccarthy.ca

(ii)	to Hecla:

Hecla Mining Company

6500 North Mineral Drive, Suite 200

Coeur d’Alene, ID 8381

Attention:      Phillips S. Baker

Email:            pbaker@hecla-mining.com

With a copy, which shall not constitute notice to:

Osler, Hoskin & Harcourt LLP

Suite 1700, Guinness Tower

Vancouver, British Columbia V6E 2E9

Attention:       Alan Hutchison

Facsimile:      (778) 785-2745

Email:            ahutchison@osler.com

(c)	Any notice will be deemed to have been given and received:

(i)

if personally delivered, then on the day of personal service to the recipient party, provided that if such date is a day other than a Business Day such notice will be deemed to have been given and received on the first Business Day following the date of personal service;

(ii)	if by pre-paid registered mail, then the first Business Day, after the expiration of five (5) days following the date of mailing; or

(iii)

if sent by e-mail and successfully transmitted prior to 5:00 pm on a Business Day where the recipient is located, then on that Business Day, and if transmitted after 5:00 pm on a Business Day where the recipient is located or on the day that is not a Business Day where the recipient is located, then on the first Business Day following the date of transmission.

(d)	A Party may at any time change its address for future Notices hereunder by Notice in accordance with this Section.

8.11	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein, other than such laws relating to conflicts of law.

8.12	Dispute Resolution

Any dispute, controversy or claim between the Parties arising out of or relating to this Agreement, or the execution, interpretation, breach, termination, or invalidity thereof, shall be determined by the courts of the Province of British Columbia.

8.13	Counterparts and Electronic Signatures

This Agreement may be executed in two or more counterparts (including counterparts delivered by electronic mail), all of which, taken together, shall be regarded as one and the same Agreement. Counterparts may be delivered by electronic mail and the Parties adopt any signatures received by electronic mail as original signatures of the Parties.

[The balance of this page is intentionally left blank]

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed and delivered as of the date first set forth above.

HECLA MINING COMPANY
By:	/s/ Robert D. Brown
	Name:	Robert D. Brown
	Title:	VP Corporate Development and Sustainability

WHEATON PRECIOUS METALS CORP.

By:
Name:
Title:

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed and delivered as of the date first set forth above.

HECLA MINING COMPANY

By:
Name:
Title:

WHEATON PRECIOUS METALS CORP.

By:	/s/ HAYTHAM H. HODALY
Name: HAYTHAM H. HODALY
Title: Senior Vice President Corporate Development

SCHEDULE “A”

TERMINATION, RELEASE AND DISCHARGE LETTER

Execution Version

TERMINATION AND PAYOUT LETTER AGREEMENT

TO:	Wheaton Precious Metals Corp. (“Wheaton”)

AND TO:	Alexco Keno Hill Mining Corp. (“AKHM”)

AND TO:	Alexco Resource Corp. (“Alexco”)

AND TO:	Elsa Reclamation & Development Company (“ERDC”)

FROM:	Hecla Mining Company (“Hecla”)

RE:	Termination of that amended and restated silver purchase agreement dated August 5, 2020 (the “Stream Agreement”) among Wheaton, AKHM, Alexco and ERDC and release of Wheaton’s related security interests (“Termination, Release and Discharge of Security”)

WHEREAS:

A.

Wheaton and Hecla have entered into a stream termination agreement dated July 4, 2022 (the “Stream Termination Agreement”) pursuant to which Wheaton agreed to terminate the Stream Agreement in exchange for the Consideration Shares (as defined in the Stream Termination Agreement); and

B.

Pursuant to Section 2.2.2 of the Stream Termination Agreement, Wheaton and Hecla agreed to enter into this Termination, Release and Discharge of Security whereby: (i) Wheaton, AKHM, Alexco and ERDC will terminate the Stream Agreement in accordance with Section 23(s) of the Stream Agreement; and (ii) Wheaton will release the Liens (as defined in the Stream Termination Agreement) created by the Wheaton Security Agreements (as defined in the Stream Agreement and as set out in Schedule A hereto), each upon Wheaton’s receipt of the Consideration Shares (as defined in the Stream Termination Agreement).

NOW THEREFORE in consideration of the foregoing and in consideration of the issuance of the Consideration Shares to Wheaton and other good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged, Wheaton acknowledges and agrees as follows effective in all cases upon receipt of the Consideration Shares:

1.

Subject to Section 3, Wheaton, AKHM, Alexco and ERDC will hereby terminate: (i) the Stream Agreement in accordance with Section 23(s) of the Stream Agreement; and (ii) the Wheaton Security Agreements in accordance with their terms, in each case effective immediately upon receipt of the Consideration Shares.

2.

Subject to Section 3, AKHM, Alexco and ERDC are hereby fully released from any and all obligations, liabilities, agreements and covenants in respect of the Stream Agreement and the Wheaton Security Agreements. Exclusive of any liabilities described in Section 3, there is no other outstanding or contingent liability of AKHM, Alexco or ERDC for any fees, penalties, interest, or any other amounts in connection with the Stream Agreement or the Wheaton Security Agreements and AKHM, Alexco and ERDC shall have no further obligations in respect of the Stream Agreement or the Wheaton Security Agreements.

3.

Each of Hecla, AKHM, Alexco and ERDC hereby acknowledges, agrees and confirms that, notwithstanding any other provision of this Termination, Release and Discharge of Security or the Stream Termination Agreement, Alexco will remain liable to Wheaton for deliveries of any and all Payable Silver (a) which have become due and are in arrears as of the Closing Date (as such term is defined in the Stream Termination Agreement) or (b) arising in relation to payments for Refined Silver received by an Owner from an Offtaker (as such terms are defined in the Stream Agreement) prior to the Closing Date and which have not yet been delivered to Wheaton as of the Closing Date.

4.	Wheaton hereby confirms that it has not assigned any of the Wheaton Security Agreements and has full power and authority to issue this Termination, Release and Discharge of Security.

5.

Wheaton hereby releases and discharges AKHM, Alexco and ERDC from all security interests created in respect of the Stream Agreement, including but not limited to those created by the Wheaton Security Agreements.

6.

Wheaton agrees to file duly executed registrable discharges with the Yukon Land Titles Office, Mayo Mining Recorder’s Office and Land Management Branch with respect to the relevant registrations shown in Schedule B hereto within fifteen (15) Business Days of the Closing Date.

7.

Wheaton hereby: (i) irrevocably and unconditionally authorizes Hecla, AKHM, Alexco and ERDC, Osler, Hoskin & Harcourt LLP, or their respective agents to file such PPSA discharges, PPSA amendments, or any such other documents as may be necessary to discharge any registrations made with respect to the Wheaton Security Agreements from all offices of public record, including filing releases or financing change statements in respect of the financing statements listed in Schedule B hereto; (ii) agrees to execute and deliver any such discharges or documents that may be reasonably required in connection with the foregoing; and (iii) agrees to provide Hecla (or any designee of Hecla) with all documents and instruments evidencing pledged equity certificates and any other similar collateral previously delivered in physical form by AKHM, Alexco, or ERDC to Wheaton.

8.

This Termination, Release and Discharge of Security may be executed by Wheaton, Hecla, AKHM, Alexco and ERDC and transmitted by PDF, facsimile or other electronic transmission and, if so executed and transmitted, this Termination, Release and Discharge of Security shall be for all purposes as effective as if the parties had delivered an executed original.

9.

This Termination, Release and Discharge of Security shall enure to the benefit of the Hecla, AKHM, Alexco and ERDC and their respective successors and assigns, and shall be binding upon Wheaton and its successors and assigns.

10.	This Termination, Release and Discharge of Security shall be governed by the laws of British Columbia and the federal laws of Canada applicable therein.

[Remainder of the page intentionally left blank]

DATED effective the      day of                                 , 2022.

HECLA MINING COMPANY

By:
Name:
Title:

WHEATON PRECIOUS METALS CORP.

By:
Name:
Title:

ELSA RECLAMATION &
DEVELOPMENT COMPANY LTD.

By:
Name:
Title:

ALEXCO KENO HILL MINING CORP.

By:
Name:
Title:

ALEXCO RESOURCE CORP.

By:
Name:
Title:

Schedule A

Wheaton Security Agreements

1. Security agreement dated as of April 12, 2010 granted by Alexco Keno Hill Mining Corp. in favour of Silver Wheaton Corp.

2. Security agreement dated as of December 10, 2008 granted by Elsa Reclamation & Development Company Ltd. in favour of Silver Wheaton Corp.

3. Security agreement dated as of December 10, 2008 granted by Alexco Resources Canada Corp. in favour of Silver Wheaton Corp.

4. Share pledge agreement dated as of December 10, 2008 between Alexco Resource Corp. and Silver Wheaton Corp., as amended by an amending agreement dated as of April 9, 2010.

Schedule B

Registrations

Yukon Personal Property Security Registrations

1.	Registration Number 6044358, as amended by verification amendment number 9053944 in favour of Wheaton Precious Metals Corp., as secured party and Alexco Keno Hill Mining Corp., as debtor.

2.	Registration Number 6444109, as amended by verification amendment number 9053962 in favour of Wheaton Precious Metals Corp., as secured party and Alexco Keno Hill Mining Corp., as debtor.

3.	Registration Number 6044366, as amended by verification amendment number 9053953 in favour of Wheaton Precious Metals Corp., as secured party and Alexco Resource Corp., as debtor.

4.

Registration Number 6044374, as amended by verification amendment number 9053971 in favour of Wheaton Precious Metals Corp., as secured party and Elsa Reclamation & Development Company Ltd., as debtor.

BC Personal Property Security Registrations

1.

Base Registration Number 503151F, as amended by Registration Number 559121K and Registration Number 541609K in favour of Wheaton Precious Metals Corp., as secured party and Alexco Keno Hill Mining Corp., as debtor.

2.

Base Registration Number 726765E, as amended by Registration Number 556517K, Registration Number 541613K, Registration Number 511819F and Registration Number 503153F in favour of Wheaton Precious Metals Corp., as secured party and Alexco Resource Corp., as debtor.

3.	Base Registration Number 548165K, as amended by Registration Number 556493K in favour of Wheaton Precious Metals Corp., as secured party and Elsa Reclamation & Development Company Ltd., as debtor.

Yukon Land Titles Office Registrations

1.	Registration number # 188588 as amended by registration number #228408, against the following five properties owned by Elsa Reclamation & Development Company Ltd.:

•	Title #2007Y1424/Lot 13 Remainder, Group 1054, Plan 15165, YT

•	Title #2007Y1423/Lot 14, Group 1054, Plan 15165, YT

•	Title #2007Y1425/Lot 960, Group 1054, Plan 21884, YT

•	Title #2007Y1426/Lot 956, Group 1054, Plan 21589, YT

B - 2

•	Title #2007Y1422/Lot 963, Group 1054, Plan 2300, Elsa, YT

Mayo Mining Recorder’s Office Registrations

1.	Registration number RMO2364 against claims owned by Alexco Keno Hill Mining Corp.

2.	Registration number RMO2365 against claims owned by Elsa Reclamation & Development Company Ltd.

Land Management Branch Registrations

1.	Registered general security agreement for the following six Yukon Government leases held by Elsa Reclamation & Development Company Ltd.:

•	105M13-0000-00001

•	105M13-0000-00002

•	105M13-0000-00009

•	105M14-0000-00002

•	105M14-0000-00010

•	105M14-0000-00011

B - 3